Exhibit 99.1

GENERATION ZERO GROUP (GNZR)
BUSINESS UPDATE FROM THE CEO
as of June 2, 2014

Recognizing that many of you may not have received updates recently on GNZR’s progress and strategy, I thought it would be helpful to include some of this information here.

My name is Richard Morrell and I have been serving as CEO, President, and Director of GNZR since July 22 of last year.  Before accepting this position, I conducted extensive due diligence on the company, and although I saw many challenges and obstacles, I also saw big opportunity and upside.  Thanks to the efforts of our entire team, as well as the support of key stakeholders such as yourself, we have come a long way.  We still have challenges, but also have strong action plans in place to meet each of those challenges.  And most importantly, we have begun to see real results from our efforts to capitalize on our opportunities.

Our current primary business focus is to monetize the Find.com URL, which GNZR launched in April 2013 (a few months before my official arrival) as an affiliate retail shopping site with limited initial functionality.  Our strategy is as follows:

1.
Build Traffic.  Leverage the strength of the Find.com URL name and the quality of our leadership team to develop partnerships to help grow traffic.  In October 2013, Find.com® entered into an agreement with an online advertising partner that specializes in pay-per-click arbitrage, and around the same time engaged a marketing partner to generate unique content and a social-networking presence.  We have since brought content-writing in-house with a dedicated fulltime content writer.  These developments have resulted in significant growth in traffic and overall interest in our website, with unique visitors averaging about 3 million per month over the last few months.

2.
Monetize the Traffic.  Offer targeted products and services to monetize our traffic.  We have thus far concentrated on advertising and affiliate-based retail as our initial revenue streams, but have recently expanded offerings to include travel and jobs, with more on the way.  We have also added our own shopping cart that allows customers to purchase products from us directly, which enables us to earn higher margins and better control the marketing and positioning of these products.  We intend to continue to leverage the strength of the Find.com® name, customer base, and management team to expand into additional online industries by adding partnerships that can strengthen the quantity and quality of our traffic, and further our monetization strategy.  We are currently in various stages of discussions with multiple partners that meet these criteria.

3.
Build Brand.  Apart from the unique content contained in our site and our social networking efforts, we have not yet implemented a robust marketing plan which we believe is needed to maximize our revenue opportunities.  However, we have identified multiple potential partners with extensive experience and successful track records in this arena.  Rather than develop a marketing strategy for Find.com® from scratch, we believe we can attain a higher level of success, and more quickly, by engaging one or more of these specialized partners.

Key indicators to date of the early success of this strategy include:

•   Over 7 million visitors to Find.com® in the first quarter of 2014;
•   Over 50 unique articles created exclusively for Find.com®;
•   Over 3,400 likes on Facebook;
•   Over 5,000 pins and 600 followers on Pinterest;
•   Over 1.7 Million views and more than 2,600 members in our Google Plus communities; and
•   April 2014 marked the first month in which Find.com®’s revenues exceeded its expenses.

Due to volatility of our early revenue streams, we are recognizing revenue on a cash-accounting basis, resulting in a 1-2 month lag between when revenue is earned and when revenue is recognized.  The following chart illustrates our traffic growth and corresponding estimated revenue growth, by month.

	Visitors	Revenue
May-13	14,361	$ -
Jun-13	13,977	$ -
Jul-13	14,127	$ -
Aug-13	13,871	$ 439
Sep-13	12,056	$ 813
Oct-13	12,451	$ 549
Nov-13	13,907	$ 414
Dec-13	23,520	$ 453
Jan-14	534,822	$ 1,048
Feb-14	2,969,677	$ 1,940
Mar-14	3,731,041	$ 5,463
Apr-14	2,660,297	$ 15,469
May-14*		$ 17,500
* May-14 revenue shown has been earned

Again, I want to thank you for your ongoing support.  We plan to continue to communicate with you, and in fact are planning to hold a shareholder conference call in the near future.  We’ll send you information about this conference call as we complete the details.  In the meantime, if you would like more information you can find our public filings online at www.generationzerogroup.com or you are always welcome to contact me directly at richard.morrell@generationzerogroup.com.

Sincerely,

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this communication are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of May 30, 2014. Generation Zero Group, Inc. assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.